As filed with the Securities and Exchange Commission on June 25, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IceCure Medical Ltd.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7 Ha’Eshel St., PO Box 3163

Caesarea, 3079504 Israel

Tel: +972.4623.0333

(Address and telephone number of Registrant’s principal executive offices)

IceCure Medical Inc.
39 Parker

Irvine, CA 92618
Tel: +1.888.902.5716

(Name, address, and telephone number of agent for service)

Copies to:

Oded Har-Even, Esq. Eric Victorson, Esq. Ilana Neck Levin, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: (212) 660-3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel Aviv (Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers North Tower, 14th Floor Tel Aviv, Israel 6473925 Tel: +972 74-758-0480

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 25, 2026

PROSPECTUS

IceCure medical Ltd.

Up to 5,500,002 Ordinary Shares

This prospectus relates to the resale, by the selling shareholder identified in this prospectus, of up to 5,500,002 ordinary shares, no par value per share, or the Ordinary Shares, consisting of (i) up to 1,833,334 Ordinary Shares issuable upon exercise of pre-funded warrants to purchase Ordinary Shares, or the Pre-Funded Warrants, (ii) 1,833,334 Ordinary Shares issuable upon the exercise of Series D warrants, or the Series D Warrants to purchase Ordinary Shares, and (iii) 1,833,334 Ordinary Shares issuable upon the exercise of Series E Warrants to purchase Ordinary Shares, or the Series E Warrants, held by the selling shareholder identified in this prospectus herein. This prospectus describes the general manner in which the Ordinary Shares may be offered and sold by the selling shareholder. If necessary, the specific manner in which the Ordinary Shares may be offered and sold will be described in a prospectus supplement to this prospectus. No Ordinary Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholder. However, we will receive cash proceeds equal to the total exercise price of the Pre-Funded Warrants, the Series D Warrants and the Series E Warrants that are exercised. See “Use of Proceeds”. The selling shareholder may sell all or a portion of the Ordinary Shares from time to time in market transactions through any market on which our Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

Our Ordinary Shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “ICCM.” The last reported sale price of our Ordinary Shares on June 24, 2026 was $9.30 per share.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and are eligible for reduced public company reporting requirements.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4 AND IN OUR ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2025, which was filed on March 17, 2026, or the 2025 Annual Report.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2026

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor the selling shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

In this prospectus, “we,” “us,” “our,” the “Company” and “IceCure” refer to IceCure Medical Ltd. and its wholly owned subsidiaries, IceCure Medical Inc., a Delaware corporation, IceCure Medical HK Limited, a Hong Kong corporation and IceCure (Shanghai) MedTech Co., Ltd., a subsidiary of IceCure Medical HK Limited.

We are incorporated in the State of Israel, and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Unless otherwise indicated, this prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources, concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size estimates, is based on information from independent industry analysts, third-party sources and management estimates. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and market, which we believe to be reasonable. In addition, while we believe the market opportunity information incorporated by reference in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels and references to “dollars” or “$” mean U.S. dollars. Unless otherwise noted, all translations from NIS to U.S. dollars in this prospectus were made at a rate of NIS 3.19 for $1.00, the exchange rate as of December 31, 2025, published by the Bank of Israel. The aforementioned exchange rate is provided solely for your convenience and may differ from the actual rates used in this prospectus and other financial data appearing in this prospectus.

We report our financial statements in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

On June 2, 2026, we announced a 30-for-1 reverse share split of our issued and outstanding ordinary shares, or our Reverse Split. Unless otherwise noted, all historical quantities of our ordinary shares and per share data herein are presented on a post-Reverse Split basis to give effect to our 30-for-1 reverse share split effected at the market open on Nasdaq on June 4, 2026.

ii

OUR COMPANY

Overview

We are a commercial stage medical device company focusing on the research, development and marketing of cryoablation systems and technologies based on liquid nitrogen, or LN2, for treating tumors. Cryoablation is the process by which benign and malignant tumors are ablated (destroyed) through freezing such tumors. Our proprietary cryoablation technology is a minimally invasive alternative to surgical intervention for tumors, including those found in breast, lungs, kidneys, bones and other indications. Our lead commercial cryoablation product is the ProSense system and its associated disposable CryoProbes. The ProSense system has received marketing authorization from the United States Food and Drug Administration for the local treatment of low-risk breast cancer with adjuvant endocrine therapy for women aged 70 and above, including patients who are not suitable for surgical alternatives for breast cancer treatment.

June 2026 Private Placement

On June 17, 2026, we entered into a definitive securities purchase agreement, or the Securities Purchase Agreement, for a private placement financing, or the June 2026 Private Placement. Pursuant to the securities purchase agreement, a single institutional investor purchased (i) 1,833,334 Pre-Funded Warrants, (ii) 1,833,334 Series D Warrants, and (iii) 1,833,334 Series E Warrants at a combined purchase price of $2.9999 per Pre-Funded Warrant and accompanying Warrants. The Pre-Funded Warrants are exercisable immediately at an exercise price of $0.0001 per share and may be exercised at any time until the Pre-Funded Warrants are exercised in full (subject to the beneficial ownership limitation contained therein). Both the Series D Warrants and Series E Warrants are exercisable immediately upon issuance and each of the Warrants has an exercise price of $3.00 per share. The Series D Warrants will expire five years following the date of issuance and the Series E Warrants will expire one year following the date of issuance.

The offering resulted in gross proceeds of $5.5 million for us. We intend to use the net proceeds from the sale of the securities for working capital and general corporate purposes.

Warrant Amendment Agreement

In connection with the June 2026 Private Placement, we entered into an agreement to amend certain existing warrants, or the Warrant Amendment Agreement, that were issued on March 27, 2026 to the same institutional investor. Such existing warrants originally entitled the investor to purchase up to (i) 266,666 Ordinary Shares with an exercise price of $16.50 per share, or the Series B Warrants and up to (ii) 266,666 Ordinary Shares with an exercise price of $16.50 per share, or the Series C Warrants, and together with the Series B Warrants, the Existing Warrants. We agreed to amend such Existing Warrants to reduce the exercise price to $3.00 per share and amend the termination date of such Existing Warrants such that the Series B Warrants will expire on June 18, 2031, and the Series C Warrants will expire on June 18, 2027. The effectiveness of the amendments described above are subject to approval by our shareholders.

The shareholder meeting to consider and vote on the foregoing amendments is currently expected to take place in August 2026.

Corporate Information

We are an Israeli corporation based in Caesarea, Israel and were incorporated in Israel in 2006. On February 2, 2011, we became a public company in Israel and our Ordinary Shares were listed for trade on the Tel Aviv Stock Exchange, or the TASE. On August 26, 2021, our Ordinary Shares were listed for trade on Nasdaq. Our principal executive offices are located at 7 Ha’Eshel St., PO Box 3163, Caesarea, 3079504 Israel. Our telephone number in Israel is +972-4-6230333. Our website address is http://www.icecure-medical.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Further, our officers, directors and principal shareholders are currently exempt from short-swing profit recovery provisions contained in Section 16 of the Exchange Act and our principal shareholders are exempt from the reporting provisions thereunder. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market rules for domestic U.S. issuers and are not required to be compliant with all Nasdaq Stock Market rules as would domestic U.S. issuers. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

THE OFFERING

This prospectus relates to the resale by the selling shareholder identified in this prospectus of up to 5,500,002 Ordinary Shares, consisting of (i) 1,833,334 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants, (ii) 1,833,334 Ordinary Shares issuable upon the exercise of the Series D Warrants, and (iii) 1,833,334 Ordinary Shares issuable upon the exercise of the Series E Warrants. All of the Ordinary Shares, when sold, will be sold by the selling shareholder. The selling shareholder may sell its Ordinary Shares from time to time at prevailing market prices. We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholder.

Ordinary Shares currently outstanding	3,426,375 Ordinary Shares.

Ordinary Shares offered by the Selling Shareholder	Up to 5,500,002 Ordinary Shares, consisting of (i) 1,833,334 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants, (ii) 1,833,334 Ordinary Shares issuable upon the exercise of the Series D Warrants, and (iii) 1,833,334 Ordinary Shares issuable upon the exercise of the Series D Warrants.

Use of proceeds:

We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholder. All net proceeds from the sale of Ordinary Shares covered by this prospectus will go to the selling shareholder. However, we will receive cash proceeds equal to the total exercise price of the Pre-Funded Warrants, the Series D Warrants and the Series E Warrants that are exercised. See “Use of Proceeds.”

We intend to use the proceeds from the exercise of the Pre-Funded Warrants, the Series D Warrants and the Series E Warrants, if any, for working capital and general corporate purposes.

Risk factors:	You should read the “Risk Factors” section starting on page 4 of this prospectus and “Item 3. Key Information – D. Risk Factors” in our most recent annual report on Form 20-F, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market symbol:	Our Ordinary Shares are listed on the Nasdaq under the symbol “ICCM”.

The number of Ordinary Shares to be outstanding immediately after this offering as shown above assumes that all of the Ordinary Shares offered hereby are sold and is based on 3,426,375 Ordinary Shares outstanding as of June 25, 2026. This number excludes:

●	an aggregate of 107,703 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between NIS 73.44 to NIS 537.60 (approximately $24. 64 to $180.40) per Ordinary Share, issued to directors, officers, service providers and employees issued under our IceCure Medical Ltd. 2006 Employee Share Option Plan, as amended from time to time, or the 2006 Option Plan;

●	an aggregate of 28,359 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between NIS 65.71 to NIS 78.23 (approximately $22.05 to $26.25) per Ordinary Share, issued to directors, officers, service providers and employees issued under our IceCure Medical Ltd. 2024 Employee Equity Incentive Plan, or the 2024 Incentive Plan;

●	an aggregate of 56,449 Ordinary Shares issuable upon the vesting of restricted share units, or RSUs, granted under the 2024 Incentive Plan;

●	an aggregate of 323,440 Ordinary Shares issuable upon the exercise of ordinary warrants, at an exercise price of $30.00 per Ordinary Share, issued in our rights offering completed in August 2025, or the Rights Offering; and

●	an aggregate of 1,362 Ordinary Shares issuable upon the exercise of outstanding pre-funded warrants, at an exercise price of $0.003 per Ordinary Share, issued in the Rights Offering;

●	an aggregate of 266,667 Ordinary Shares issuable upon the exercise of Series B Warrants, at an exercise price of $16.50 per Ordinary Share (see section titled “Our Company — Warrant Amendment Agreement” with respect to certain amendments to the terms of certain Series B Warrants held by the selling shareholder, which are subject to shareholder approval); and

●	an aggregate of 266,667 Ordinary Shares issuable upon the exercise of Series C Warrants, at an exercise price of $16.50 per Ordinary Share (see section titled “Our Company — Warrant Amendment Agreement” with respect to certain amendments to the terms of certain Series C Warrants held by the selling shareholder, which are subject to shareholder approval).

RISK FACTORS

Investing in our securities involves risks. Please carefully consider the risk factors described below and in our periodic reports filed with the Securities and Exchange Commission, or SEC, including those set forth under the caption “Summary Risk Factors” and “Item 3. Key Information – D. Risk Factors” in our 2025 Annual Report, which is incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

Risks Related to this Offering and the Ownership of the Ordinary Shares, Warrants, and Pre-Funded Warrants

Shareholders may experience significant dilution as a result of potential future financings that we may effect.

We currently have an effective shelf registration statement on Form F-3 for the sale of up to $100,000,000 of our Ordinary Shares, warrants, rights and/or units, of which approximately $7.1 million has been sold as of June 25, 2026. Purchasers of Ordinary Shares in this offering, as well as our existing shareholders, will experience significant dilution if we sell additional shares at prices significantly below the price at which they invested. In addition, we may issue additional Ordinary Shares or other equity securities exercisable for Ordinary Shares in connection with, among other things, future acquisitions of additional companies or assets, or under our equity incentive plans, in certain cases without shareholder approval. Our existing shareholders may experience significant dilution if we issue shares in the future at prices below the price at which previous shareholders invested.

Our issuance of additional Ordinary Shares or other ordinary share equivalents would have the following effects:

●	our existing shareholders’ proportionate ownership interest in us will decrease;

●	the relative voting strength of each previously outstanding ordinary share may be diminished; and

●	the market price of our Ordinary Shares may decline.

Investors may experience significant dilution as a result of this offering and future offerings.

The selling shareholder identified herein may sell from time to time up to 5,500,002 Ordinary Shares underlying the Pre-Funded Warrants, Series D Warrants and Series E Warrants, which constitutes approximately 161% of our issued and outstanding Ordinary Shares prior to the offering pursuant to this prospectus. Such sales could cause the market price of our Ordinary Shares to decline.

Purchasers of the Ordinary Shares, as well as our existing shareholders, will experience dilution if the selling shareholder identified herein sells the shares registered hereby. In addition, we may also offer additional Ordinary Shares in the future, which may result in additional significant dilution. In addition, our largest existing shareholder holds outstanding warrants sold in our Rights Offering to purchase up to 166,667 Ordinary Shares. If these outstanding warrants are exercised, our outstanding Ordinary Shares would increase from 3,426,375 to 3,593,042, representing an increase of approximately 4.9% in the number of outstanding Ordinary Shares. Accordingly, shareholders would experience significant dilution of their ownership interests. The resale of these additional Ordinary Shares could also further cause the trading price of our Ordinary Shares to decline.

Further, if all of the aforementioned outstanding warrants, pre-funded warrants and the Series D Warrants and Series E Warrants are exercised, our outstanding Ordinary Shares would increase from 3,426,375 to 9,784,513 representing an increase of approximately 185.6% in the number of outstanding Ordinary Shares. Accordingly, shareholders will experience significant dilution of their ownership interests. The resale of these additional Ordinary Shares, or the perception that such issuances or resales could occur, could also further cause the market price of our Ordinary Shares to decline.

Future issuances or sales, or the potential for future issuances or sales, of our Ordinary Shares may cause the trading price of our Ordinary Shares to decline and could impair our ability to raise capital through subsequent equity offerings.

We have issued a significant number of Ordinary Shares and we may do so in the future. Shares to be issued in future equity offerings could cause the market price of our Ordinary Shares to decline and could have an adverse effect on our earnings per share if and when we become profitable. In addition, future sales of our Ordinary Shares or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our Ordinary Shares to decline, and could materially impair our ability to raise capital through the sale of additional securities.

The market price of our Ordinary Shares could decline due to sales, or the announcements of proposed sales, of a large number of Ordinary Shares in the market, including sales of Ordinary Shares by our large shareholders, or the perception that these sales could occur. These sales or the perception that these sales could occur could also depress the market price of our Ordinary Shares and impair our ability to raise capital through the sale of additional equity securities or make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate. We cannot predict the effect that future sales of Ordinary Shares or other equity-related securities would have on the market price of our Ordinary Shares.

Our amended and restated articles of association authorize our board of directors to, among other things, issue additional Ordinary Shares or securities convertible or exchangeable into Ordinary Shares, without shareholder approval. We may issue such additional Ordinary Shares or convertible securities to raise additional capital. The issuance of any additional Ordinary Shares or convertible securities could be substantially dilutive to our shareholders. Moreover, to the extent that we issue restricted share units, stock appreciation rights, options or warrants to purchase our Ordinary Shares in the future and those stock appreciation rights, options or warrants are exercised, or as the restricted share units settle, our shareholders may experience further dilution. Holders of our Ordinary Shares have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares or equivalent securities and, therefore, such sales or offerings could result in increased dilution to our shareholders.

An active trading market for our Ordinary Shares may not be sustained.

Although our Ordinary Shares are listed on The Nasdaq Capital Market, the market for our Ordinary Shares has demonstrated varying levels of trading activity. Furthermore, the current level of trading may not be sustained in the future. The lack of an active market for our Ordinary Shares may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to utilize our shares as consideration in any licensing or other collaboration transactions with third parties.

Our share price may be subject to substantial volatility, and shareholders may lose all or a substantial part of their investment.

Our Ordinary Shares currently trade on The Nasdaq Capital Market. There is limited public float, and trading volume historically has been low and sporadic. As a result, the market price for our Ordinary Shares may not necessarily be a reliable indicator of our fair market value. The price at which our Ordinary Shares trades may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results, actual or anticipated announcements of new releases by us or competitors, the gain or loss of sources of revenues, changes in the estimates of our operating performance, market conditions in our industry and the economy as a whole.

Because we do not anticipate paying any cash dividends on our Ordinary Shares in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never paid or declared any cash dividends on our Ordinary Shares. We currently intend to retain earnings, if any, to finance the growth and development of our business and we do not anticipate paying any cash dividends in the foreseeable future. As a result, only appreciation of the price of our Ordinary Shares will provide a return to our shareholders.

Resales of our Ordinary Shares in the public market during this offering by our shareholders may cause the market price of our Ordinary Shares to fall.

Sales of a substantial number of our Ordinary Shares could occur at any time. The issuance of new Ordinary Shares could result in resales of our Ordinary Shares by our current shareholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our Ordinary Shares.

If we do not maintain a current and effective prospectus relating to the Ordinary Shares issuable upon exercise of the Series D Warrants, Series E Warrants and Pre-Funded Warrants, holders will only be able to exercise such Series D Warrants, Series E Warrants and Pre-Funded Warrants on a “cashless basis.”

If we do not maintain a current and effective prospectus relating to the Ordinary Shares issuable upon exercise of the Series D Warrants, Series E Warrants and Pre-Funded Warrants at the time that holders wish to exercise such Warrants and Pre-Funded Warrants, they will only be able to exercise them on a “cashless basis,” and under no circumstances would we be required to make any cash payments to the holders or net cash settle such Series D Warrants, Series E Warrants and Pre-Funded Warrants. As a result, the number of Ordinary Shares that holders will receive upon exercise of the Series D Warrants, Series E Warrants and Pre-Funded Warrants will be fewer than it would have been had such holders exercised their Warrants and Pre-Funded Warrants for cash. We will do our best efforts to maintain a current and effective prospectus relating to the Ordinary Shares issuable upon exercise of such Series D Warrants, Series E Warrants and Pre-Funded Warrants until the expiration of such Series D Warrants, Series E Warrants and Pre-Funded Warrants. However, we cannot assure you that we will be able to do so. If we are unable to do so, the potential “upside” of the holder’s investment in our company may be reduced.

Risks Related to Enforceability of Civil Liabilities

Investors may have difficulty enforcing judgments against us, our directors and management.

We were incorporated in Israel. Substantially all of our executive officers and directors reside outside of the United States, and all of our assets and most of the assets of these persons are located outside of the United States. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to effect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to U.S. securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a U.S. or foreign court.

One member of our board of directors, Mr. Yang Huang, is a citizen of and is located in the People’s Republic of China, or the PRC. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States on Mr. Huang and attempts to enforce such a judgment in the PRC could be costly, time consuming and ultimately unsuccessful.

In addition, Mr. Vincent Chun Hung Chan, a member of our board of directors, is a citizen of both Great Britain and the Hong Kong Special Administrative Region of the PRC, or Hong Kong. Mr. Chan is located in Hong Kong. There is uncertainty as to whether the courts of Hong Kong would: (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is: (i) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty); and (ii) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States and attempts to enforce such a judgment in Hong Kong on Mr. could be costly, time consuming and ultimately unsuccessful.

To the extent any of our directors are located in China or Hong Kong, it may be difficult for you to enforce liabilities and enforce judgments on these individuals, for you to effect service of process within the United States upon these persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

As a result of the foregoing, you may have more difficulties in protecting your interests through actions against us, our officers or directors than would shareholders of a company incorporated in a jurisdiction in the United States. See “Enforceability of Civil Liabilities” for a more detailed discussion on enforcement risks related to civil liabilities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and other securities laws. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “predict,” “should,” “intend,” “potential,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our planned level of revenues and capital expenditures;

●	our available cash and our ability to obtain additional funding;

●	our ability to market and sell our products;

●	regulatory developments in the United States and other countries;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our ability to enroll the required number of patients within the timelines required by the FDA for our post-market surveillance study for ProSense in the treatment of low-risk breast cancer in women aged 70 and above;

●	our ability to maintain our relationships with suppliers, manufacturers and other partners;

●	our ability to internally develop new inventions and maintain and protect our European, U.S., and other patents and other intellectual property;

●	our ability to obtain and maintain regulatory approvals for our products and their associated indications for use;

●	our ability to retain key executive members;

●	our ability to expose and educate physicians and other medical professionals about the use cases of our products;

●	our ability to comply with Nasdaq’s continued listing requirements, and timing and effect thereof;

●	our expectations regarding our tax classifications;

●	interpretations of current laws and the passages of future laws;

●	general market, political and economic conditions in the countries in which we operate, including those related to regional security conditions, geopolitical tensions and the potential escalation or renewal of hostilities in Israel and the broader Middle East; and

●	those factors referred to in “Item 3.D. Risk Factors,” Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects”, in our Annual Report generally.

These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholder. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholder. However, we will receive cash proceeds equal to the total exercise price of the Pre-Funded Warrants, Series D Warrants, and Series E Warrants that are exercised.

We intend to use the proceeds from the exercise of the Pre-Funded Warrants, Series D Warrants, and Series E Warrants for working capital and general corporate purposes.

capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2026:

●	on an actual basis;

●	on a pro forma basis to give effect to (i) the issuance and sale of 716,537 Ordinary Shares from March 31, 2026 to the date of this prospectus under a certain at-the-market sales agreement and (ii) the issuance of the Pre-Funded Warrants, the Series D Warrants and the Series E Warrants in the June 2026 Private Placement as described above; and

●	on a pro forma as adjusted basis to give further effect to the full exercise of the Pre-Funded Warrants, the Series D Warrants and the Series E Warrants issued in the June 2026 Private Placement described above.

The following table should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” in our 2025 Annual Report, our financial statements and related notes incorporated by reference in this prospectus and our unaudited interim condensed consolidated financial information as of and for the three months ended March 31, 2026 included in Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on May 12, 2026.

	As of March 31, 2026
	(Unaudited)
U.S. dollars in thousands	Actual	Pro forma	Pro forma as adjusted
Cash and cash equivalents	$8,115	$15,961	$26,961
Shareholders’ equity:
Ordinary Shares, no par value per share, 2,500,000,000 authorized and 2,706,002 issued and outstanding as of March 31, 2026; 3,422,539 issued and outstanding as adjusted Pro forma; 8,922,541 issued and outstanding as adjusted.(1)	-	-	-
Additional paid-in capital	133,204	141,050	152,050
Accumulated loss	(124,710)	(124,710)	(124,710)
Total shareholders’ equity	$8,494	$16,340	27,340
Total capitalization	$8,494	$16,340	$27,340

(1)	Presented on a post-Reverse Split basis to give effect to our 30-for-1 reverse share split effected at the market open on Nasdaq on June 4, 2026.

The above discussion and table is based on 2,706,002 Ordinary Shares issued and outstanding as of March 31, 2026. This number excludes the following:

●	an aggregate of 109,501 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between NIS 73.44 to NIS 537.60 (approximately $23.20 to $169.86) per Ordinary Share, issued to directors, officers, service providers and employees issued under the 2006 Option Plan;

●	an aggregate of 31,335 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between NIS 69.79 to NIS 83.08 (approximately $22.05 to $26.25) per Ordinary Share, issued to directors, officers, service providers and employees issued under the 2024 Incentive Plan; and

●	an aggregate of 62,515 Ordinary Shares issuable upon the vesting of RSUs, granted under the 2024 Incentive Plan.

●	an aggregate of 323,440 Ordinary Shares issuable upon the exercise of the Warrants, at an exercise price of $30.00 per Ordinary Share, issued in the Rights Offering;

●	an aggregate of 1,362 Ordinary Shares issuable upon the exercise of pre-funded warrants, at an exercise price of $0.003 per Ordinary Share, issued in the Rights Offering;

●	an aggregate of 266,667 Ordinary Shares issuable upon the exercise of the Series B Warrants;

●	an aggregate of 266,667 Ordinary Shares issuable upon the exercise of the Series C Warrants;

●	an aggregate of 1,833,334 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants;

●	an aggregate of 1,833,334 Ordinary Shares issuable upon the exercise of the Series D Warrants; and

●	an aggregate of 1,833,334 Ordinary Shares issuable upon the exercise of the Series E Warrants.

SELLING SHAREHOLDER

The ordinary shares being offered by the selling shareholder are those previously issued to the selling shareholder, and those issuable to the selling shareholder, upon exercise of the Pre-Funded Warrants, the Series D Warrants and the Series E Warrants. For additional information regarding the issuances of those Ordinary Shares, see “Our Company — June 2026 Private Placement” above. We are registering the shares of Ordinary Shares in order to permit the selling shareholder to offer the shares for resale from time to time. Except for the ownership of the shares of Ordinary Shares and certain outstanding warrants, the selling shareholder has not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of Ordinary Shares by the selling shareholder. The second column lists the number of shares of Ordinary Shares beneficially owned by the selling shareholder, based on its ownership of the shares of Ordinary Shares and certain outstanding warrants, as of June 25, 2026, assuming exercise of the Pre-Funded Warrants, the Series D Warrants and the Series E Warrants held by the selling shareholder on that date, without regard to any limitations on exercises.

The third column lists the shares of Ordinary Shares being offered by this prospectus by the selling shareholder.

In accordance with the terms of the Securities Purchase Agreement with the selling shareholder, this prospectus generally covers the resale of the sum of (i) the number of shares of Ordinary Shares issued to the selling shareholders in the “June 2026 Private Placement” described above and (ii) the maximum number of shares of Ordinary Shares issuable upon exercise of the related Pre-Funded Warrants, Series D Warrants and Series E Warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration rights agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the Series D and Series E Warrants and Pre-Funded Warrants, the selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares which would exceed 4.99%, 4.99% and 9.99%, respectively, of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination Ordinary Shares issuable upon exercise of such Series D and Series E Warrants and Pre-Funded Warrants which have not been exercised. The number of shares in the fourth column does not reflect this limitation. The selling shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

We may amend or supplement this prospectus from time to time in the future to update or change the selling shareholder list and the securities that may be resold.

	Shares Beneficially Owned Prior to Offering(1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus	Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
Name of Selling Shareholder	Number	Percentage(2)	Number	Number	Percentage(2)
Armistice Capital Master Fund Ltd. (3)	5,766,668	4.99%	5,500,002	266,666	4.99%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to options or warrants currently exercisable, or exercisable within 60 days of June 25, 2026, are counted as outstanding for computing the percentage of the selling shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling shareholder.

(2)	The applicable percentage of beneficial ownership is based on 3,426,375 Ordinary Shares that are issued and outstanding as of June 25, 2026.

(3)	Includes (i) 1,833,334 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants, (ii) 1,833,334 Ordinary Shares issuable upon the exercise of the Series D Warrants, (iii) 1,833,334 Ordinary Shares issuable upon the exercise of the Series D Warrants, (iv) 133,333 Ordinary Shares issuable upon the exercise of the Series B Warrants and (v) 133,333 Ordinary Shares issuable upon the exercise of the Series C Warrants. The percentage in the table above gives effect to the 4.99% beneficial ownership limitation set forth under the terms of the Pre-Funded Warrants. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022. Based on information provided to us by Armistice Capital Master Fund LLC on June 22, 2026.

PLAN OF DISTRIBUTION

The selling shareholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The securities covered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the securities by the selling shareholder or any other person. We will make copies of this prospectus available to the selling shareholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Certain legal matters concerning this offering were passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus were passed upon for us by Sullivan & Worcester Tel-Aviv (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The financial statements of IceCure Medical Ltd. as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this prospectus, have been audited by Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

EXPENSES

The following are the estimated expenses of this offering payable by us related to the filing of the registration statement of which this prospectus forms a part. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$4,420.58
Printer fees and expenses	$3,500
Legal fees and expenses	$15,000
Accounting fees and expenses	$20,000
Total	$42,920.58

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel-Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts. However, the court may enforce a foreign judgment, even without reciprocity, based on the request of the attorney general under certain circumstances;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel;

●	the judgment was not obtained by fraud, there was not a reasonable opportunity for the defendant to present its case, the judgment was given by a court not authorized to issue such judgment under applicable international private law rules in Israel, and the judgment does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●	the judgment is enforceable and according to the law of the foreign state in which it was granted; and

●	enforcement may be denied if it may violate the sovereignty or threaten the security of the State of Israel.

If a foreign judgment is declared enforceable by an Israeli court, it generally will be payable in Israeli currency. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfil its duty by the judgment even if it chooses to make the payment in the same foreign currency, subject to the laws governing the foreign currency, applicable at that time.

Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

In addition, one member of our board of directors, Mr. Yang Huang, is a citizen of and is located in the PRC and one member of our board of directors, Mr. Vincent Chun Hung Chan, is a citizen of both Great Britain and Hong Kong, and is located in Hong Kong. It may be difficult to enforce liabilities and enforce judgments on these individuals, for investors to effect service of process within the United States upon these persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. See “Risk Factors—Risks Related to Enforceability of Civil Liabilities—Investors may have difficulty enforcing judgments against us, our directors and management” in this prospectus for further details.

PRC courts may recognize and enforce foreign judgments against Mr. Huang in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity, however, between China and the United States for the mutual recognition and enforcement of court judgments. PRC courts will not enforce a foreign judgment against Mr. Huang if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

There is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against Mr. Chan predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against Mr. Chan predicated upon the securities laws of the United States or any state in the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Pursuing such a foreign judgment against Mr. Huang or Mr. Chan, therefore, may incur significant costs and may be time consuming due to the complex nature of prosecuting or litigating any such potential action described above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from short-swing profit recovery provisions contained in Section 16 of the Exchange Act, and our principal shareholders are exempt from the reporting provisions contained in Section 16 of the Exchange Act.

In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on a Report of Foreign Private Issuer on Form 6-K, unaudited interim financial information.

We maintain a corporate website at http://www.icecure-medical.com. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including any notices of general meetings of our shareholders.

The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov. Information contained on, or that can be accessed through, our website and other websites listed in this prospectus do not constitute a part of this prospectus. We have included these website addresses in this prospectus solely as inactive textual references.

This prospectus is part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the securities offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 17, 2026;

●	Our Report of Foreign Private Issuer on Form 6-K, submitted to the SEC on March 17, 2026 (with respect to the press release attached therewith as Exhibit 99.1, excluding the third and fourth paragraph thereof); March 17, 2026; March 24, 2026 (with respect to the press release attached therewith as Exhibit 99.1, excluding the third and fourth paragraph thereof); March 25, 2026 (with respect to the press release attached therewith as Exhibit 99.1, excluding the fifth paragraph thereof); March 27, 2026; April 21, 2026 (excluding the fourth paragraph of the press release included as Exhibit 99.1 thereto); April 22, 2026; May 6, 2026; May 11, 2026; May 12, 2026; May 12, 2026; May 13, 2026; May 19, 2026 (excluding the second and fourth paragraphs of the press release included as Exhibit 99.1 thereto); June 2, 2026; June 18, 2026 (excluding the fifth paragraph of the press release included as Exhibit 99.1 hereto); and June 25, 2026; and

●	The description of our securities contained in our Form 8-A (File No. 001-40753), filed with the SEC on August 23, 2021, as amended by Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2025.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: 7 Ha’Eshel St., PO Box 3163, Caesarea, 3079504 Israel, Attention: Chief Financial Officer.

ICECURE MEDICAL Ltd.

Up to 5,500,002 Ordinary Shares

PROSPECTUS

               , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Indemnification

The Israeli Companies Law 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided that its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court,: (1) in proceedings that the company institutes, or are instituted on the company’s behalf, or by another person, against him or her; (2) in a criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to Chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) of the Securities Law.

The Companies Law also permits if a company adds a provision in the articles of association to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	the amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law, up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Exemption

Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his or her duty of loyalty, but may exempt in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exemption is included in its articles of association. Our amended and restated articles of association and our letter of exemption provide that we may exempt, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care. Subject to the aforesaid limitations, under the indemnification agreements, we exempt and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law, while acting in good faith and having a reasonable basis to believe that such action would not harm the interests of the Company.

Limitations

The Companies Law provides that the Company may not exempt or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exemption) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exemption, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and with respect to directors and the chief executive officer by the shareholders. However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by a special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, with respect to the insurance of office holders of a company in which there is a controlling shareholder who is, also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

Our amended and restated articles of association permit us to exempt (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 9. Exhibits

Exhibit Number	Exhibit Description
3.1	Amended and Restated Articles of Association of IceCure Medical Ltd. (incorporated herein by reference to Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-40753) filed with the SEC on January 8, 2026).
4.1+	Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.1 to our Registration Statement on Form F-1 (File No. 333-258660) filed with the SEC on August 9, 2021).
4.2+	Amended Compensation Policy (incorporated herein by reference to Exhibit 4.3 to our Form 20-F (File No. 001-40753) filed with the SEC on March 17, 2026).
4.3	Form of Pre-Funded Share Purchase Warrant (incorporated herein by reference to Exhibit 4.1 to our Form 6-K (File No. 001-40753) filed with the SEC on June 18, 2026).
4.4	Form of Series D Ordinary Share Purchase Warrant (incorporated herein by reference to Exhibit 4.2 to our Form 6-K (File No. 001-40753) filed with the SEC on June 18, 2026).
4.5	Form of Series E Ordinary Share Purchase Warrant (incorporated herein by reference to Exhibit 4.3 to our Form 6-K (File No. 001-40753) filed with the SEC on June 18, 2026).
5.1*	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to IceCure Medical Ltd.
10.1	IceCure Medical Ltd. 2024 Employee Equity Incentive Plan (incorporated herein by reference to Exhibit 4.9 to Form 20-F, filed with the SEC on April 3, 2024).
10.2	IceCure Medical Ltd U.S. Addendum to the 2024 Employee Equity Incentive Plan (incorporated herein by reference to Exhibit 99.2 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-40753) filed with the SEC on April 15, 2024).
10.3	Form of Securities Purchase Agreement, dated as of June 17, 2026, by and between the Company and the purchaser party thereto (incorporated herein by reference to Exhibit 10.1 to our Form 6-K (File No. 001-40753) filed with the SEC on June 18, 2026).
10.4	Placement Agency Agreement, dated as of June 17, 2026, by and between the Company and A.G.P./Alliance Global Partners (incorporated herein by reference to Exhibit 10.2 to our Form 6-K (File No. 001-40753) filed with the SEC on June 18, 2026).
23.1*	Consent of Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network.
23.2*	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
107*	Filing Fee Table.

*	Filed herewith.

+	Indicates a management contract or any compensatory plan, contract or arrangement.

Item 10. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

A.	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Caesarea, Israel on June 25, 2026.

IceCure Medical Ltd.

/s/ Eyal Shamir
Eyal Shamir
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of IceCure Medical Ltd. hereby constitute and appoint each of Mr. Eyal Shamir and Mr. Meir Peleg and each of them singly, with full power of substitution, our true and lawful attorney-in-fact and agent to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-3, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form F-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eyal Shamir	Chief Executive Officer, Director	June 25, 2026
Eyal Shamir	(Principal Executive Officer)

/s/ Meir Peleg	Chief Financial Officer	June 25, 2026
Meir Peleg	(Principal Financial and Accounting Officer)

/s/ Ron Mayron	Director, Chairman of the Board of Directors	June 25, 2026
Ron Mayron

/s/ Vincent Chun Hung Chan	Director	June 25, 2026
Vincent Chun Hung Chan

/s/ Yang Huang	Director	June 25, 2026
Yang Huang

/s/ Sharon Levita	Director	June 25, 2026
Sharon Levita

/s/ Yonatan Malca	Director	June 25, 2026
Yonatan Malca

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, IceCure Medical Inc., the duly authorized representative in the United States of IceCure Medical Ltd., has signed this registration statement on June 25, 2026.

/s/ IceCure Medical Inc.
IceCure Medical Inc.